EXHIBIT 4.1

CURE PHARMACEUTICAL HOLDING CORP.

AMENDMENT TO WARRANTS TO PURCHASE COMMON STOCK

This Amendment to Warrants to Purchase Common Stock of CURE Pharmaceutical Holding Corp. (this “Amendment”), effective as of June 5, 2020 (the “Amendment Effective Date”), is entered into by and among CURE Pharmaceutical Holding Corp., a Delaware corporation (the “Acquiror”), and Josh Held, as the Securityholders’ Representative on behalf of the Company Securityholders under the Merger Agreement (“Securityholders’ Representative”).

Background

A. Acquiror, Securityholders’ Representative, Chemistry Holdings, Inc., a Delaware corporation (the “Company”), and CURE Chemistry, Inc., a Delaware corporation, entered into that certain Agreement and Plan of Merger and Reorganization dated March 31, 2019 (the “Merger Agreement”). Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Merger Agreement.

B. In connection with the closing of the Merger, Acquiror issued to the Company Securityholders Acquiror Warrants to purchase an aggregate of 8,018,072 Warrant Shares.

C. Pursuant to Section 10 of the Acquiror Warrants, any amendment of all of the Acquiror Warrants that is executed by the Acquiror and the Securityholders’ Representative shall be binding on the Holders (as defined in the Acquiror Warrants) and any transferee of the Acquiror Warrants.

D. The Acquiror and the Securityholders’ Representative desire to amend the Acquiror Warrants to (a) change their Expiration Date (as defined in the Acquiror Warrants) to 11:59 p.m. Eastern Daylight Time on the Amendment Effective Date, so that all Acquiror Warrants will expire at that time to the extent not previously exercised, and (b) lower the Exercise Price for, and accelerate the vesting of, the number of shares of Exercise Stock for each Holder as set forth on attached Schedule 1 and constituting 750,000 shares of Exercise Stock in the aggregate.

Agreement

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained, the parties hereby agreement as follows:

1. AMENDMENT TO SECTION 1. THE FIRST SENTENCE OF SECTION 1 OF EACH OF THE ACQUIROR WARRANTS IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY TO PROVIDE IN FULL AS FOLLOWS:

“Subject to the terms and conditions set forth herein, this Warrant shall be exercisable at any time, or from time to time, during the term commencing on the initial vesting of any Exercise Stock in accordance with Section 3(a) and ending at 11:59 p.m. Eastern Daylight Time on June 5, 2020 (the “Expiration Date”).”

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2. Amendment to Section 2. Section 2 of each of the Acquiror Warrants is hereby amended and restated in its entirety to provide in full as follows:

“2. Exercise Price. The “Exercise Price” at which this Warrant may be exercised is $2.00 per share of Exercise Stock, as adjusted from time to time pursuant to Section 11 hereof.”

3. ACCELERATION OF VESTING. THE VESTING OF 750,000 SHARES OF EXERCISE STOCK IS HEREBY IMMEDIATELY ACCELERATED SO THAT SUCH SHARES ARE IMMEDIATELY EXERCISABLE UNDER THE ACQUIROR WARRANTS, WITH THE NUMBER EXERCISABLE BY EACH HOLDER UNDER HIS, HER, OR ITS ACQUIROR WARRANT SET FORTH ON ATTACHED SCHEDULE 1, NOTWITHSTANDING WHETHER THE CONDITIONS FOR VESTING IN SCHEDULE 2.5(B) OF THE MERGER AGREEMENT HAVE BEEN MET.

4. MISCELLANEOUS.

a. Effect on Acquiror Warrants. As a result of the amendment made hereby, each of the Acquiror Warrants shall expire at 11:59 p.m. Eastern Daylight Time on the Amendment Effective Date.

b. Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Amendment.

c. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Warrants to Purchase Common Stock of CURE Pharmaceutical Holding Corp. as of the date first written above.

ACQUIROR: CURE Pharmaceutical Holding Corp.

By:	/s/ Michael Redard
Name:	Michael Redard
Title:	Chief Financial Officer

SECURITYHOLDERS’ REPRESENTATIVE

/s/ Josh Held
Josh Held

Signature Page to Amendment to Warrants to Purchase Common Stock of CURE Pharmaceutical Holding Corp.

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SCHEDULE 1

Holder	Shares of Exercise Stock

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